February 9, 2017
Cummins Announces Fourth Quarter and Full Year 2016 Results

•	Fourth quarter revenues of $4.5 billion; GAAP[1] Net Income of $378 million

•	EBIT of 11.7 percent of sales; Diluted EPS of $2.25

•	Full year revenues of $17.5 billion; GAAP[1] Net Income of $1.39 billion
EBIT of 11.4 percent of sales; Diluted EPS of $8.23

•	Company expects full year 2017 revenues to be flat to down 5 percent, EBIT expected to be in the range of 11.0 to 11.5 percent

COLUMBUS, IND. - Cummins Inc. (NYSE: CMI) today reported results for the fourth quarter of 2016.

Fourth quarter revenues of $4.5 billion decreased 6 percent from the same quarter in 2015, largely reflecting lower commercial truck production in North America and weak global demand for industrial engines and power generation equipment. Currency negatively impacted revenues by approximately 2 percent compared to the same period last year, primarily due to a stronger U.S. dollar. Revenues in North America decreased 13 percent while international sales improved by 6 percent primarily due to increased revenues in China.

Net income attributable to Cummins in the fourth quarter was $378 million ($2.25 per diluted share), compared to $161 million ($0.92 per diluted share) a year ago. Net income for the fourth quarter of 2015 excluding impairment and restructuring charges was $355 million ($2.02 per diluted share). The tax rate in the fourth quarter of 2016 was 22 percent.

Earnings before interest and taxes (EBIT) in the fourth quarter was $526 million, or 11.7 percent of sales, compared to $230 million or 4.8 percent of sales a year ago. Excluding impairment and restructuring charges, EBIT for the fourth quarter of 2015 was $531 million or 11.1 percent of sales.

“Despite weak conditions in a number of our largest markets, Cummins delivered fourth quarter results that were a little better than expected due to our strong market share in on-highway markets in North America and the benefits of our cost reduction work,” said Tom Linebarger Chairman and CEO. “We made significant progress in a number of our key initiatives in 2016, including executing our restructuring actions, completing the acquisition of our distributors in North America and continuing to invest in new products, all of which help position the Company for profitable growth when markets improve. We also returned 75 percent of the Company’s Operating Cash Flow to shareholders, consistent with our plan for the year.”

Revenues for the full year 2016 were $17.5 billion, 8 percent lower than 2015. Revenues in North America decreased 12 percent and international sales decreased 2 percent mainly due to foreign currency movements. Excluding the impact of the currency movements, international revenues increased 2 percent with growth in China and India being offset by weaker demand in Latin America, the Middle East and Africa.

Net income attributable to Cummins for the full year was $1.39 billion ($8.23 per diluted share), compared to $1.4 billion ($7.84 per diluted share) in 2015. Excluding impairment and restructuring charges, net income was $1.59 billion ($8.93 per diluted share) in 2015. The full year tax rate was 24.6 percent in 2016.

EBIT for the year was $2.0 billion or 11.4 percent of sales, compared to $2.1 billion or 10.9 percent of sales in 2015. Excluding impairments and restructuring charges, EBIT for 2015 was $2.4 billion or 12 .5 percent of sales.

2017 Outlook:

Based on the current forecast, Cummins projects full year 2017 revenues to be flat to down 5 percent, and EBIT to be in the range of 11.0 to 11.5 percent of sales. Results in the first quarter of the year will continue to be challenged by difficult markets and are expected to mark the low point of the year. The Company expects to return at least 50 percent of Operating Cash Flow to shareholders in 2017 in the form of dividends and share repurchases.

2016 highlights:

•	Cummins partnered with Peterbilt to develop and demonstrate technologies under the U.S. Department of Energy's (DOE) SuperTruck II program

•	Cummins was recognized with the 2016 United States Overall Best Heavy-Duty Truck Engine Supplier Leadership Award by Frost and Sullivan

•	The Environmental Protection Agency (EPA) certified Cummins’ full range of heavy- and medium-duty diesel engines for the 2017 Greenhouse Gas Emission Standards

•	The Company returned 75 percent of Operating Cash Flow to shareholders in the form of dividends and share repurchases

•	For the twelfth straight year, Cummins Inc. was awarded a perfect score in the 2017 Corporate Equality Index (CEI) from the Human Rights Campaign
Fourth quarter 2016 detail (all comparisons to same period in 2015) excluding restructuring and impairment charges in 2015

Engine Segment

•	Sales - $2.0 billion, down 6 percent

•	Segment EBIT - $194 million, or 9.9 percent of sales, compared to $160 million or 7.6 percent of sales

•	On-highway revenues declined 9 percent primarily due to a decline in commercial truck production in North America, partially offset by an 8 percent increase in off-highway sales
Distribution Segment

•	Sales - $1.7 billion, down 2 percent

•	Segment EBIT - $122 million, or 7.3 percent of sales, compared to $111 million or 6.5 percent of sales

•	Weaker sales to off-highway markets and an unfavorable impact of 1 percent from a stronger US dollar more than offset 5 percent revenue growth from acquisitions
Components Segment

•	Sales - $1.2 billion, down 5 percent.

•	Segment EBIT - $140 million , or 11.9 percent of sales, compared to $175 million or 14.2 percent of sales

•	Revenues in North America declined due to lower commercial truck production, but were partially offset by higher revenues in China
Power Systems Segment

•	Sales - $932 million, down 5 percent

•	Segment EBIT - $68 million, or 7.3 percent of sales, compared to $59 million, or 6 percent of sales

•	Revenues declined due to lower power generation and industrial engine demand in most regions

1 Generally Accepted Accounting Principles

About Cummins
Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service diesel and natural gas engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins currently employs approximately 55,400 people worldwide and serves customers in approximately 190 countries and territories through a network of approximately 600 company-owned and independent distributor locations and approximately 7,400 dealer locations. Cummins earned $1.39 billion on sales of $17.5 billion in 2016. Press releases can be found on the Web at www.cummins.com. Follow Cummins on Twitter at www.twittter.com/cummins and on YouTube at www.youtube.com/cumminsinc.

Forward-looking disclosure statement
Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our forecasts, guidance, preliminary results, expectations, hopes, beliefs and intentions on strategies regarding the future. These forward looking statements include, without limitation, statements relating to our plans and expectations for our revenues for the full year of 2017. Our actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to: the adoption and implementation of global emission standards; the price and availability of energy; the pace of infrastructure development; increasing global competition among our customers; general economic, business and financing conditions; governmental action; changes in our customers’ business strategies; competitor pricing activity; expense volatility; labor relations; and other risks detailed from time to time in our Securities and Exchange Commission filings, including particularly in the Risk Factors section of our 2015 Annual Report on Form 10-K. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.cummins.com in the Investor Relations section of our website.
Presentation of Non-GAAP Financial Information
EBIT is a non-GAAP measure used in this release, and is defined and reconciled to what management believes to be the most comparable GAAP measure in a schedule attached to this release. Cummins presents this information as it believes it is useful to understanding the Company's operating performance, and because EBIT is a measure used internally to assess the performance of the operating units.

Webcast information
Cummins management will host a teleconference to discuss these results today at 10 a.m. EST. This teleconference will be webcast and available on the Investor Relations section of the Cummins website at

www.cummins.com . Participants wishing to view the visuals available with the audio are encouraged to sign-in a few minutes prior to the start of the teleconference.

Contact:
Carole Casto
Executive Director - Corporate Communications
(317) 610-2480
carole.casto@cummins.com